CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated March 29, 2010, relating to Juma Technology Corp. included in its Annual Report (Form 10-K) for the years ended December 31, 2009 and 2008, and to the use of our name and the statements with respect to us, as appearing under the heading Expert in such annual report.

/s/ Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP
White Plains, New York
December 10, 2010